STOCK PURCHASE AGREEMENT

by and among

BYRNA TECHNOLOGIES INC.,
as Buyer

ROBORO INDUSTRIES PTY LTD.,
as the Company

THE STOCKHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

and

JOSH LOOCK

As the Seller Representative

Dated as of May 5, 2020

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this "Agreement"), is made and entered into effective as of May 5, 2020, by and among (i) Byrna Technologies Inc., a Delaware corporation ("Buyer"), (ii) Roboro Industries Pty Ltd., a South African private company (the "Company"), (iii) the stockholders of the Company set forth on Annex I hereto (collectively, the "Sellers", and together with the Company, the "Seller Parties"), and (iv) Josh Loock, in the capacity of the representative of the Sellers (the "Seller Representative") in accordance with this Agreement.

RECITALS

WHEREAS, Sellers own all of the issued and outstanding equity interests of the Company;

WHEREAS, Sellers desire to sell and convey to Buyer, and Buyer desires to purchase from Sellers, all of the issued and outstanding equity interests of the Company, subject to the terms and conditions set forth herein; and

WHERAS, certain capitalized terms used herein are defined in Exhibit A below.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
PURCHASE OF COMPANY STOCK

1.1. Purchase of Company Stock.  At the Closing, and on the terms and subject to all of the conditions of this Agreement, Sellers will sell, transfer, assign and convey to Buyer, and Buyer will purchase and accept from Sellers, one hundred percent (100%) of the capital shares or other equity interests of the Company (the "Purchased Shares"), free and clear of any and all Liens.

1.2. Purchase Consideration.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the consideration to be paid by Buyer for the Purchased Shares shall be Five Hundred Thousand U.S. Dollars ($500,000) (the "Purchase Consideration"). The Purchase Consideration to be paid to the Sellers at Closing pursuant to, and as may be adjusted by this Agreement, shall be an amount equal to the Purchase Consideration (without duplication), (i) plus (or minus if negative) the Net Working Capital Adjustment Amount, and (ii) minus the amount of all unpaid Transaction Expenses.

(b) In addition to the Purchase Consideration, Buyer has agreed to pay an outstanding noteholder loan (the "Loan") held by the Company in the principal amount of Rand 1,788,000, plus interest accrued in the months of March and April of 2020, calculated at an annual rate of seven percent (7%). Payment of the Loan will be made by Buyer in four (4) equal monthly installments commencing on the date of the Closing. The holder of the Loan may elect to receive shares of Buyer Common Stock in lieu of cash payments, in which case Buyer will issue fifty percent (50%) more of the cash amount in shares of Buyer Common Stock to the holder.

1.3. Payment of Closing Purchase Consideration.  At or prior to the Closing, Buyer, the Seller Representative and DM Kisch Inc., or a mutually agreeable escrow agent (the "Escrow Agent"), shall enter into an escrow agreement, in form and substance reasonably satisfactory to the Parties (the "Escrow Agreement"). At the Closing, Buyer shall deposit with the Escrow Agent, an amount in cash equal to Five Hundred Thousand U.S. Dollars ($500,000), to be set aside by the Escrow Agent and held, and disbursed by the Escrow Agent, in accordance with the terms and conditions of the Escrow Agreement.  Each Seller shall subsequently receive its pro rata share of the Purchase Consideration based on the percentage of the Purchased Shares owned by such Seller. The parties acknowledge that such amounts shall be subject to adjustment after the Closing based on the Adjustment Amount in accordance with Section 1.5.

1.4. Estimated Closing Statement.  Prior to the Closing, the Company will have delivered to Buyer a certificate signed by an officer of the Company (the "Estimated Closing Statement") and reasonably acceptable to Buyer, setting forth Sellers' good faith estimate (including all calculations in reasonable detail) based on the financial statement and books and records of the Company of (i) the Net Working Capital and attaching an estimated consolidated balance sheet of the Company as of the Closing and (ii) the amount that Transaction Expenses will be on the Closing Date, including the amount owed to each payee thereof.  The Estimated Closing Statement shall be prepared applying the definitions of Net Working Capital and Transaction Expenses contained herein.  The Estimated Closing Statement shall also include the wire instructions for the payment to the Escrow Agent to be made under Section 1.3.

1.5. Post-Closing Purchase Consideration Adjustment.

(a) As soon as practicable (but in any event within sixty (60) days) after the Closing, Buyer will prepare and deliver to the Seller Representative a certificate ("Buyer Closing Statement") that sets forth Buyer's determination (along with Buyer's detailed calculation thereof) of (i) the actual Purchase Consideration, (ii) the calculation of the Net Working Capital and (iii) the amount of unpaid Transaction Expenses.

(b) The Seller Representative will have twenty (20) days after its receipt of the Buyer Closing Statement to review it.  To the extent reasonably required to complete their review of the Buyer Closing Statement, the Seller Representative and its Representatives will be provided with reasonable access to the books, records and working papers of the Company used to prepare the Buyer Closing Statement, Buyer's and the Company's finance personnel and any other information of the Companies that the Seller Representative reasonably requests relating to the determination of the Purchase Consideration, and Buyer and the Company shall cooperate with the Seller Representative and its Representatives in connection therewith.  The Seller Representative may deliver notice to Buyer on or prior to the twentieth (20th) day after receipt of the Buyer Closing Statement specifying in reasonable detail all disputed items and the basis therefor.  If the Seller Representative fails to deliver such notice in such twenty (20) day period, the Seller Representative (on behalf of Sellers) will have waived its right to contest the Buyer Closing Statement.  If the Seller Representative notifies Buyer of any objections to the Buyer Closing Statement in such twenty (20) day period, the Seller Representative and Buyer will, within 10 (ten) days following the date of such notice, attempt to resolve their differences and any written resolution by them as to any disputed amount will be final and binding for all purposes under this Agreement.  If at the conclusion of such ten (10) day period Buyer and the Seller Representative have not reached an agreement on any objections with respect to the Buyer Closing Statement, then upon then upon request of either Buyer or the Seller Representative, the parties will refer the dispute to the Independent Expert for final resolution of the dispute in accordance with Section 1.5(c)

(c) If a dispute with respect to the Buyer Closing Statement is submitted in accordance with this Section 1.5 to the Independent Expert for final resolution, the parties will follow the procedures set forth in this Section 1.5(c).  Each of the Seller Representative and Buyer agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert.  All fees and expenses of the Independent Expert will be borne by (i) Buyer in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by Buyer that are unsuccessfully disputed by Buyer (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller Representative, and (ii) Sellers in the proportion that the aggregate dollar amount of the disputed items submitted to the Independent Expert by the Seller Representative that are unsuccessfully disputed by the Seller Representative (as finally determined by the Independent Expert) bears to the aggregate dollar amount of disputed items submitted by Buyer and the Seller Representative.  Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute under this Section 1.5 before the Independent Expert will be borne by the party incurring such cost and expense.  The Independent Expert will determine only those issues still in dispute as of the date that Buyer or the Seller Representative receives notice from the other party that such other party has elected to resolve a dispute under this Section 1.5 using the Independent Expert, and the Independent Expert's determination will be based solely upon and consistent with the terms and conditions of this Agreement.  The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by Buyer and the Seller Representative to the Independent Expert and not on the Independent Expert's independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by Buyer or the Seller Representative in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert.  Each of the Seller Representative and Buyer will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such party will be entitled, as part of its presentation, to respond to the presentation of the other party and any questions and requests of the Independent Expert.  In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 1.5, and may not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Seller Representative or less than the smallest value for such item claimed by Buyer or the Seller Representative.  It is the intent of the parties hereto that the process set forth in this Section 1.5(c) and the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery).  The Seller Representative and Buyer will request that the Independent Expert's determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to Buyer and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder.  The term "Final Statement" will mean the definitive statement agreed to by the Seller Representative and Buyer in accordance with Section 1.5(b) or the definitive Buyer Closing Statement resulting from the determination made by the Independent Expert in accordance with this Section 1.5(c).

(d) For purposes of this Agreement, the "Adjustment Amount" shall mean an amount equal to Net Working Capital Adjustment Amount minus the unpaid Transaction Expenses as of the Closing Date  If the Adjustment Amount is a positive amount, then Buyer and the Seller Representative shall provide written instructions to the Escrow Agent to pay to the Sellers from the escrow account within ten (10) Business Days after the date on which the Final Statement Date is determined (the "Final Statement Date") an amount in cash equal to the Adjustment Amount by wire transfer in immediately available funds to such account as designated by the Sellers in writing payable to, or upon the order of, Sellers.  If the Adjustment Amount is a negative amount, then the Sellers shall pay to Buyer within ten (10) Business Days after the Final Statement Date an amount in cash equal to the Adjustment Amount by wire transfer in immediately available funds to such account(s) as designated by Buyer in writing.

ARTICLE II
CLOSING

2.1. Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") will take place simultaneously with the execution and delivery of this Agreement at the offices of Ellenoff, Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105, commencing at 10:00 am (New York City time).  By mutual agreement of the parties the Closing may take place by conference call and facsimile (or other electronic transmission of signature pages) with exchange of original signatures by overnight mail.  The date of the Closing (the "Closing Date"), shall be the date of this Agreement.  The parties agree that to the extent permitted by applicable Law, the Closing will be deemed effective as of 12:01 a.m. (New York City time) on the Closing Date.

2.2. Closing Deliveries by Buyer.  At or prior to the Closing, Buyer will deliver or cause to be delivered to the Sellers the following, each in form and substance reasonably acceptable to the Sellers:

(a) evidence of the payment of the Purchase Price in immediately available funds to the Escrow Agent as required by Section 1.3

(b) a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Buyer's Governing Documents as in effect as of the Closing Date, (B) the resolutions of Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Buyer is or is required to be a party or otherwise bound; and

(c) the Escrow Agreement duly executed by Buyer.

2.3. Closing Deliveries by Sellers.  At or prior to the Closing, Sellers will deliver or cause to be delivered to Buyer the following, each in form and substance reasonably acceptable to Buyer:

(a) a certificate from the Company's secretary or other executive officer certifying as to, and attaching, (A) copies of the Company's Governing Documents as in effect as of the Closing Date, (B) the resolutions of Company's stockholders and the Company's board of directors authorizing the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, and (C) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound;

(b) Stock transfer forms representing the Purchased Shares and stock powers duly executed in blank and in a form reasonably acceptable to Buyer necessary to transfer the Purchased Shares to Buyer on the books and records of the Company;

(c) the books and records of the Company;

(d) the required notices, consents, Permits, waivers authorizations, orders and other approvals listed in Schedule 2.3, and all such notices, consents, Permits, waivers, authorizations, orders and other approvals will be in full force and effect and not be subject to the satisfaction of any condition that has not been satisfied or waived;

(e) release and extinguishment of all (i) Indebtedness of the Company and (ii) Liens on any of the assets of the Company, and documentation evidencing the same;

(f) the Consultant Agreement with Josh Loock, in the form attached as Exhibit B hereto (the "Consultant Agreement") duly executed by each party thereto;

(g) the Escrow Agreement duly executed by the Seller Representative.

(h) a good standing certificate for the Company from the proper state official in its jurisdiction of organization and each other jurisdiction in which the Company is qualified to do business as a foreign entity as of the Closing Date (or similar documents applicable for such jurisdictions), certified as of a date no later than thirty (30) days prior to the Closing;

(i) the Estimated Closing Statement in accordance with Section 1.4;

(j) payoff letters from the Company's creditors in form and substance reasonably acceptable to Buyer;

(k) resignations effective immediately upon the Closing of the directors and officers of the Company in their capacities as directors and/or officers, as requested by Buyer;

(l) suitable documentation to add additional employees of Buyer or its Affiliates as signatories to the Bank Accounts of the Company set forth on Schedule 3.24, as prescribed by Buyer; and

(m) evidence of the termination of each contract or arrangement set forth on Schedule 2.3(xiv) in each case effective at or prior to the Closing.

2.4  Transfer of Ownership.  Ownership, risk and benefit in and to the Purchased Shares will transfer from Sellers to Buyer on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

Except as set forth in the disclosure schedules delivered by the Seller Parties to Buyer on the date hereof (the "Company Disclosure Schedules"), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Seller Parties hereby jointly and severally represent and warrant to Buyer as of the date of this Agreement and the Closing Date, as follows:

3.1. Organization and Qualification.  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized and has full power and authority to own the assets owned by it and conduct its business as and where it is being conducted by it.  The Company is duly licensed or qualified to do business, and is in good standing as a foreign entity, in all jurisdictions in which its assets or the operation of its business makes such licensing or qualification necessary, all of which jurisdictions are listed on Schedule 3.1.  The Company has all requisite power and authority to own, lease or use, as the case may be, its properties and business.  During the past five (5) years, the Company has not been known by or used any corporate, fictitious or other name in the conduct of the Company's business or in connection with the use or operation of its assets.  Schedule 3.1 lists all current directors and officers of the Company, showing each such Person's name and positions.

3.2. Authorization and Binding Effect; Corporate Documentation.  Each Seller Party has full power and authority to enter into this Agreement and the Ancillary Documents to which it is or is required to be a party and to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  The execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of each Seller Party, including requisite board of directors and stockholder approval of the Company.  Each of this Agreement and each Ancillary Document to which a Seller Party is or is required to be a party has been duly executed and delivered by each such Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.  The copies of the Governing Documents of the Company, as amended to date, copies of which have heretofore been delivered to Buyer, are true, complete and correct copies of the Governing Documents of the Company, as amended through and in effect on the date hereof.  The minute books and records of the proceedings of the Company, copies of which have been delivered to Buyer, are true, correct and complete in all material respects.

3.3. Title to the Purchased Shares.  Sellers own good, valid and marketable title to the Purchased Shares, free and clear of any and all Liens, and upon delivery of the Purchased Shares to Buyer on the Closing Date in accordance with this Agreement, and upon Buyer's payment of the estimated Purchase Consideration payable at the Closing in accordance with Section 1.3, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Buyer), will pass to Buyer.

3.4. Capitalization. Prior to giving effect to the transactions contemplated by this Agreement, Sellers are the beneficial and record owner of all of the issued and outstanding equity interests of the Company, with each Seller owning the equity interests in the Company set forth on Schedule 3.4.  The Purchased Shares to be delivered by Sellers to Buyer constitutes all of the issued and outstanding equity interests of the Company.  All of the issued and outstanding equity interests of the Company (i) have been duly and validly issued, (ii) are fully paid and nonassessable (to the extent applicable) and (iii) were not issued in violation of any preemptive rights or rights of first refusal or first offer.  There are no issued or outstanding options, warrants or other rights to subscribe for or purchase any equity interests of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company, or preemptive rights or rights of first refusal or first offer with respect to the equity securities of the Company, nor are there any Contracts, commitments, understandings, arrangements or restrictions to which a Seller Party is a party or bound relating to any equity securities of the Company, whether or not outstanding.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company, nor are there any voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the equity securities of the Company.  All of the equity securities of the Company have been granted, offered, sold and issued in compliance with all applicable foreign, state and federal securities Laws.

3.5. Subsidiaries.  The Company does not have, and has never had, any Subsidiaries or ownership, directly or indirectly, of any securities or other interests in any other Person.  The Company is not a party to any agreement relating to the formation of any joint venture, association or other Person.  Other than Sellers, the Company is not controlled by any Person, and the Company is not in control of any other Person.  Notwithstanding anything to the contrary contained in this Agreement, and without limiting any other remedies of the Buyer Indemnified Party hereunder, in the event that the representations and warranties in this Section 3.5 are not true and correct, any reference in this Agreement or any Ancillary Document to the Company shall include any Subsidiary of the Company to the extent reasonably applicable.

3.6. Non-Contravention.  Except as set forth on Schedule 3.6, neither the execution, delivery and performance of this Agreement or any Ancillary Documents by any Seller Party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate or conflict with, any provision of the Governing Documents of the Company, (b) violate or conflict with any Law or Order to which the Company or any Seller, their respective assets or the Purchased Shares are bound or subject, (c) with or without giving notice or the lapse of time or both, breach or conflict with, constitute or create a default under, or give rise to any right of termination, cancellation or acceleration of any obligation or result in a loss of a material benefit under, or give rise to any obligation of the Company or any Seller to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, any of the terms, conditions or provisions of any Contract, agreement, or other commitment to which a Seller or the Company is a party or by which a Seller or the Company, their respective assets or the Purchased Shares may be bound, (d) result in the imposition of a Lien (other than a Permitted Lien) on any Purchased Shares or any assets of the  Company or (e) require any filing with, or Permit, consent or approval of, or the giving of any notice to, any Governmental Authority or other Person.

3.7. Financial Statements.  Attached to Schedule 3.7 are true and correct copies of (i) the reviewed balance sheet, income statement, statement of stockholder's equity and statement of cash flows for the Company as of and for the fiscal years ended December 31, 2019 and December 31, 2018, and (ii) the unaudited balance sheet of the Company as of March 31, 2020 and the related unaudited income statement and statement of cash flows for the three (3) fiscal month period then ended (such financial statements described in clauses (i) and (ii), collectively, the "Financial Statements").  The Financial Statements were prepared in accordance with the books and records of the Company, are true, correct and complete in all material respects, and present fairly and accurately in all material respects the financial condition and results of operations of the Company as of the respective dates thereof and for the periods specified therein.  The Financial Statements have been prepared in accordance with IFRS, consistently applied throughout and among the periods indicated (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount).  The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company's assets are used only in accordance with management directives, (ii) transactions are executed with management's authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for its assets, (iv) access to its assets is permitted only in accordance with management's authorization, (v) the reporting of its assets is compared with existing assets at regular intervals and verified for actual amounts and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis.  All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws.

3.8. Absence of Liabilities.  The Company does not have any Liabilities except obligations to be performed after the date hereof under any Contracts which are disclosed on Schedule 3.11, 3.12, or 3.17(a).  The Company does not have any Indebtedness other than current trade payables incurred in the Ordinary Course of Business.

3.9. Absence of Certain Changes.  Except as set forth on Schedule 3.9, since December 31, 2019:  (a) the Company has conducted its business only in the Ordinary Course of Business, and (b) there has not been any change in or development with respect to the Company's business, operations, condition (financial or otherwise), results of operations, prospects, assets or Liabilities, except for changes and developments which have not had, and are not likely to have to have a Material Adverse Effect.  Without limiting the foregoing, except as set forth on Schedule 3.9, since December 31, 2019, the Company has not:  (i) suffered any loss, damage, destruction or other casualty in excess of $20,000in the aggregate, whether or not covered by insurance; (ii) incurred, assumed or become subject to, whether directly or by way of guarantee or otherwise, any Liability except for trade or business obligations incurred in the Ordinary Course of Business in connection with the purchase of goods and services; (iii) sold, transferred, leased or otherwise disposed of any material assets (other than in the Ordinary Course of Business) or permitted or allowed any of its material assets to be subject to any Lien (other than the Permitted Liens); (iv) instituted, settled or agreed to settle any Action before any Governmental Authority; (v) entered into or terminated any material transaction or Contract other than in the Ordinary Course of Business; (vi) instituted any increase in the compensation payable to any of their employees or under any Company Benefit Plan other than in the Ordinary Course of Business, or adopted any new Company Benefit Plans; (vii) made any capital expenditure or commitment therefore for additions to its property, facilities or equipment outside of the Ordinary Course of Business; (viii) made any change in any method of its accounting or accounting practices or any change in its depreciation or amortization policies or rates theretofore adopted or revalued any of its assets; or (ix) agreed or committed, whether in writing or otherwise, to take any action described in this Section 3.9.

3.10. Title to and Sufficiency of Assets.

(a) The Company has good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens.  The assets of the Company constitute all of the assets, rights and properties that are used in the operation of the Company's business as it is now conducted and presently proposed to be conducted or that are used or held by the Company for use in the operation of the Company's business, and taken together, are adequate and sufficient for the operation of the Company's business as currently conducted and as presently proposed to be conducted.  Immediately following the Closing, all of the assets of the Company will be owned, leased or available for use by the Company on terms and conditions substantially identical to those under which, immediately prior to the Closing, the Company owns, leases, uses or holds available for use such assets.

(b) Upon Closing, the Company will continue to have good and marketable title to all of its assets, free and clear of all Liens other than Permitted Liens, with the exception of the equipment and moveable assets detailed in that certain Dingus Valuations Report, dated as of March 20, 2020 (excluding the twenty-two (22) cavity solid ball molds and the nine (9) cavity molds for pepper balls, which shall remain solely owned by the Company).

3.11. Personal Property.  All items of Personal Property of the Company with a book value or fair market value of greater than Ten Thousand Dollars ($10,000) are set forth on Schedule 3.11.  All such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the Company's business.  Schedule 3.11 contains an accurate and complete list and description of leases in respect of the Personal Property (collectively, the "Personal Property Leases").  The Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  With respect to the Personal Property Leases, there are no existing defaults under the applicable lease by the Company or, to the Knowledge of the Company, any other party thereto, and no event of default on the part of the Company or, to the Knowledge of the Company, on the part of any other party thereto has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder.  Sellers have delivered to Buyer true and correct copies of the Personal Property Leases (along with any amendments thereto).

3.12. Real Property.  Schedule 3.12 contains a complete and accurate list of all premises leased or subleased or otherwise used or occupied by the Company (the "Leased Premises"), and of all leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof (collectively, the "Leases"), as well as the current annual rent and term under each Lease.  Sellers have provided to Buyer a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease.  The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect.  No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company under any Lease.  To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default by any other party under any Lease, and the Company has not received notice of any such condition.  The Company has not waived any rights under any Lease which would be in effect at or after the Closing.  The Company is in quiet possession of the Leased Premises.  All leasehold improvements and fixtures located on the Leased Premises are (i) to the Knowledge of the Company, structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear, (iii) not in need of maintenance or repair except for ordinary routine maintenance and repair, (iv) in conformity in all material respects with all applicable Laws relating thereto currently in effect and (v) are located entirely on the Leased Premises.  The Company has never owned any real property or any interest in real property (other than the leasehold interests in the Leases).

3.13. Intellectual Property.

(a) Schedule 3.13(a) sets forth: (i) all U.S. and foreign registrations of Intellectual Property (and applications therefor) owned or licensed by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee ("Registered IP"), specifying as to each item, as applicable:  (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; (ii) all material unregistered Intellectual Property owned or purported to be owned by the Company; and (iii) all licenses, sublicenses and other agreements or permissions ("IP Licenses") (other than shrink wrap licenses or other similar licenses for commercial off the shelf software with an annual license fee of $2,000 or less (which are not required to be listed, but are "IP Licenses" as that term is used herein)), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation payable by the Company, if any.  The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by the Company, and previously used or licensed by the Company, except for the Intellectual Property that is the subject of the IP Licenses.  All Registered IP is valid, in force and in good standing, and not subject to any challenge of any kind, and owned exclusively by the Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any other Person with respect to such Registered IP.  The Company has not licensed or sublicensed out any of its owned or licensed Intellectual Property.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the IP Licenses.  The  Company has performed all obligations imposed on it in the IP Licenses, has made all payments required to date, and is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.  The continued use by the Company of the Intellectual Property that is the subject of the IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company.  The Company is not a party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) Schedule 3.13(c) sets forth all licenses, sublicenses and other agreements or permissions under which the Company is the licensor (an "Outbound IP License"), and for each such Outbound IP License, describes (i) the applicable Intellectual Property licensed, (ii) the licensee under such Outbound IP License, and (iii) any royalties, license fees or other compensation due to any Company, if any.  The Company has performed all obligations imposed on it in the Outbound IP Licenses, and is not, nor, to the Knowledge of Sellers or the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder.

(d) No Action is pending or, to the Knowledge of the Company, threatened that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently licensed, used or held for use by the Company.  The Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor.  There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third person's Intellectual Property, or (iii) grant any third person any right with respect to any Intellectual Property owned by the Company.  The Company is not currently infringing, misappropriating or violating, and has not in the past infringed, misappropriated or violated, any Intellectual Property of any other Person.  To the Knowledge of the Company, no other Person is infringing upon, has misappropriated or is otherwise violating any Intellectual Property of the Company.  No Person has obtained unauthorized access to third party information and data in the Company's possession, nor has there been any other compromise of the security, confidentiality or integrity of such information or data.  The Company and its Representatives have complied with all applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information, as well as the privacy policies and guidelines of the Company.

(e) Each employee and independent contractor (including consultants) of the Company has assigned to the Company engaging such Person all Intellectual Property arising from the services performed for the Company by such Person.  No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company.  To the Knowledge of the Company, there has been no violation of the Company's policies or practices related to protection of the Company's Intellectual Property or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company.

3.14. Compliance with Laws.  The Company is in compliance with, and has complied, in all material respects with all Laws and Orders applicable to the Company, its assets, employees or business or the Purchased Shares.  None of the operations, activity, conduct and transactions of the Company or the ownership, operation, use or possession of its assets or the employment of its employees materially conflicts with the rights of any other Person or materially violates, or with or without the giving of notice or passage of time, or both, will materially violate, conflict with or result in a material default, right to accelerate or loss of rights under, any terms or provisions of any Lien, Contract or any Law or Order to which the Company is a party or by which the Company or its assets, business or employees or the Purchased Shares may be bound or affected.  The Company has not received any written or, to the Knowledge of the Company, oral notice of any actual or alleged violation or non-compliance with applicable Laws.

3.15. Permits.  The Company owns or possesses all right, title and interest in all Permits required to own its assets and conduct its business as now being conducted and as presently proposed to be conducted.  All Permits of the Company are listed on Schedule 3.15 and are valid and in full force and effect, and the Company is in compliance in all material respects with the terms and conditions of all Permits.  No loss, revocation, cancellation, suspension, termination or expiration of any Permit is pending or, to the Knowledge of the Company, threatened other than expiration or termination in accordance with the terms thereof.  The Company has not received any written or, to the Knowledge of the Company, oral notice from any Governmental Authority of any actual or alleged violation or non-compliance regarding any such Permit.

3.16. Litigation.  Except as described on Schedule 3.16, there is no (a) Action of any nature pending or, to the Knowledge of the Company, threatened, nor is there any reasonable basis for any Action to be made, or (b) Order pending now or rendered by a Governmental Authority in the past seven (7) years, in either case of clauses (a) or (b), by or against the Company, any of their respective current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company's business or assets or the Purchased Shares), the Company's business or assets or the Purchased Shares.  The items listed on Schedule 3.16, (i) are fully covered under the insurance policies of the Company and (ii) if finally determined adverse to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect.  During the past five (5) years, none of the Company's current or former officers, senior management or directors have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

3.17. Contracts.

(a) Schedule 3.17(a) contains a complete, current and correct list of all of the following types of Contracts to which the Company is a party, by which any of its properties or assets are bound, or under which the Company otherwise has material obligations, with each such responsive Contract identified by each corresponding category (i) - (xii) below:  (i) any Contract with any Top Customer or Top Supplier; (ii) any Contract or group of related Contracts which involve expenditures or receipts by the Company that require payments or yield receipts of more than $20,000 in any twelve (12) month period or more than $40,000 in the aggregate; (iii) any Contract with any of its officers, directors, employees, consultants or Affiliates (other than at-will employment arrangements with employees entered into the Ordinary Course of Business), including all non-competition, severance, and indemnification agreements; (iv) any agreement presently in effect for the license of any Intellectual Property involving the payment by or to the Company in excess of $20,000 per year; (v) any power of attorney; (vi) any partnership, joint venture, profit-sharing or similar agreement entered into with any Person; (vii) all Contracts relating to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets outside of the Ordinary Course of Business; (viii) any loan agreement, agreement of indebtedness, credit, note, security agreement, guarantee, mortgage, indenture or other document relating to Indebtedness, borrowing of money or extension of credit by or to the Company in excess of $20,000; (ix) any material settlement agreement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary obligations of confidentiality); (x) any Contract granting, licensing, sublicensing or otherwise transferring any Intellectual Property of the Company other than licenses of the Company's Intellectual Property included in the Company's form customer agreements entered into in the Ordinary Course of Business; (xi) any agreement entered into outside the Ordinary Course of Business and presently in effect, involving payment to or obligations of in excess of $20,000, not otherwise described in this Section 3.17(a); and (xii) any other Contract that is material to the Company.  All oral Contracts that are responsive to the categories listed above are identified in the Company Disclosure Schedules.  True and correct copies of all the Contracts required to be listed in Schedule 3.17(a) (including any amendments, modifications or supplements thereto) have been provided to Buyer.

(b) The Company is not a party to or bound by any Contract containing any covenant (i) limiting in any respect the right of the Company or its Affiliates to engage in any line of business, to make use of any of its Intellectual Property or compete with any Person in any line of business or in any geographic region, (ii) imposing non-solicitation restrictions on the Company or its Affiliates, (iii) granting to the other party any exclusivity or similar provisions or rights, including any covenant by the Company that includes an organizational conflict of interest prohibition, restriction, representation, warranty or notice provision or any other restriction on future contracting, (iv) providing "most favored customers" or other preferential pricing terms for the services of the Company or its Affiliates, or (v) otherwise limiting or restricting the right of the Company to sell or distribute any Intellectual Property of the Company or to purchase or otherwise obtain any software or Intellectual Property license.

(c) All of the Contracts required to be listed in Schedule 3.17(a) are in full force and effect, and are valid, binding, and enforceable in accordance with their terms, subject to performance by the other party or parties to such Contract, except as the enforceability thereof may be limited by the Permitted Exceptions.  There exists no breach, default or violation on the part of the Company or, to the Knowledge of the Company, on the part of any other party to any such Contract nor has the Company received written or, to the Knowledge of the Company, oral notice of any breach, default or violation.  The Company has received notice of an intention by any party to any such Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof, other than modifications in the Ordinary Course of Business that do not adversely affect the Company.  The Company has not waived any rights under any such Contract.  To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any party to any such Contract to declare breach, default or violation under any such Contract or to accelerate, or which does accelerate, the maturity of any Indebtedness of the Company under any such Contract.  To the Knowledge of the Company, there is no reason to believe that any Contract with a customer will not remain in effect after the Closing through the remainder of its term or continue to generate substantially the same or more revenue after the Closing through the remainder of its term as it currently generates.

3.18. Tax Matters.

(a) The Company has or will have timely filed, or caused to be timely filed, all Tax Returns and reports required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company's financials have been established.  The Company has complied with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) The Company is not being audited by any Tax authority or has not been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending.  There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company's financials have been established).

(d) There are no Liens with respect to any Taxes upon the Company's assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes.  There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company does not have any Liability for the Taxes of another Person (other than the Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise.  The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(i) The Company has not requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

3.19. Environmental Matters.  The Company has complied in all respects with all applicable Environmental Laws, and the Company has not received notice of any Actions pending or threatened against the Company or is assets (including the Leased Premises) relating to applicable Environmental Laws, Environmental Permits or Environmental Conditions.  The Company does not have any environmental audits, environmental assessments, reports, sampling results, correspondence with Governmental Authorities or other environmental documents relating to the Company's past or current properties, facilities or operation.  There are no Hazardous Materials that are being stored or are otherwise present on, under or about the Leased Premises, or, to the Knowledge of the Company, any real property formerly owned, leased or operated by the Company.  The Company has not disposed of, or arranged to dispose of, Hazardous Materials at a disposal facility in a manner or to a location that has resulted or will result in liability to the Company under or relating to Environmental Laws.  The Company has not assumed, contractually or by operation of Law, any liabilities or obligations under any Environmental Laws.  The Company has not operated any above-ground or underground tanks, drum storage areas, disposal sites, or landfills, or created any Environmental Conditions at the Leased Premises.  To the Knowledge of the Company, the Company has not released any Hazardous Materials on, under or about any real property constituting or connected with the Leased Premises, that requires investigation or remediation pursuant to Environmental Law or that otherwise is in violation of any requirement of any Environmental Law.

3.20. Employee Benefit Plans.

(a) Set forth on Schedule 3.20 is a true and complete list of each Foreign Plan of the Company (each a "Company Benefit Plan").  The Company has not ever maintained or contributed to (or had an obligation to contribute to) any "employee benefit plan" (as defined in Section 3(3) of ERISA).

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to Buyer accurate and complete copies, if applicable, of: (i) all Company Benefit Plans and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto); (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which the Company has any outstanding liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of any and all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company's Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); and (iv) all contributions and premiums required to be made with respect to a Benefit have been timely made.  The Company has not incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

(d) The present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual.

(f) Except to the extent required by applicable Law, the Company does not provide health or welfare benefits to any former or retired employee or is not obligated to provide such benefits to any active employee following such employee's retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any liability to the Company, Buyer or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

3.21. Employees and Labor Matters.

(a)  Except as set forth in Schedule 3.21(a), the Company is not a party to any collective bargaining agreement or other Contract with any group of employees, labor organization or other representative of any of the employees of the Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees.  There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees.  Schedule 3.21(a) sets forth all unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services to the Company.  No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

(b) Except as set forth in Schedule 3.21(b), the Company (i) is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and have not received written notice, or any other form of notice, that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice).  There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 3.21(c) hereto sets forth a complete and accurate list of all employees of the Company showing for each as of that date (i) the employee's name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2019, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2019.  Except as set forth on Schedule 3.21(c), (A) no employee is a party to a written employment Contract with the Company, and (B) the Company has paid in full to all such employees all wages, salaries, commission, bonuses and other compensation due to its employees, including overtime compensation, and there are no severance payments which are or could become payable by the Company to any such employees under the terms of any written or, to the Company's Knowledge, oral agreement, or commitment or any Law, custom, trade or practice.  Except as set forth in Schedule 3.21(c), each such employee has entered into the Company's standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee's overall employment agreement), a copy of which has been provided to Buyer by the Company.

(d) Schedule 3.21(d) contains a list of all independent contractors (including consultants) currently engaged by the Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration, most recent increase (or decrease) in remuneration and amount thereof, for each such Person.  Except as set forth on Schedule 3.21(d), all of such independent contractors are a party to a written Contract with the Company.  Except as set forth on Schedule 3.21(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person's agreement with the Company, a copy of which has been provided to Buyer by the Company.  For the purposes of applicable Law, including the Code, all independent contractors who are currently, or within the last six (6) years have been, engaged by the Company are bona fide independent contractors and not employees of the Company.  Each independent contractor is terminable on fewer than thirty (30) days' notice, without any obligation of the Company to pay severance or a termination fee

3.22. Insurance.  The Company has maintained over the past three (3) years and now maintains insurance in amounts sufficient for its business, operations and assets and in such amounts and covering such risks as are usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Company operates.  Schedule 3.22 lists all insurance policies (by policy number, insurer, location of property insured, annual premium, premium payment dates, expiration date, type (i.e., "claims made" or an "occurrences" policy), amount and scope of coverage) held by the Company relating to the Company or the business, assets, properties, directors, officers or employees of the Company, copies of which have been provided to Buyer.  Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect as of the Closing and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the Closing.  The Company is not in default with respect to its obligations under any insurance policy, nor has the Company ever been denied insurance coverage for any reason.  The Company does not have any self-insurance or co-insurance programs.  In the three (3) year period ending on the date hereof, the Company has not received any written or, to the Knowledge of the Company, oral notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the Ordinary Course of Business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy, or requiring or suggesting material alteration of the  Company's assets, purchase of additional equipment or material modification of the Company's methods of doing business.  The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.  Schedule 3.22 identifies each individual insurance claim made by the Company since January 1, 2014.  The Company has reported to its insurers all Actions and pending circumstances that would reasonably be expected to result in an Action, except where such failure to report such an Action would not be reasonably likely to be material to the Company.  To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim.

3.23. Transactions with Related Persons.  Except as set forth on Schedule 3.23, no Seller nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any Affiliate of a Seller, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a "Related Person") is presently, or in the past three (3) years has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real or personal property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the Ordinary Course of Business) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest.  Except as set forth on Schedule 3.23, The Company does not have any outstanding Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real or personal property, or right, tangible or intangible (including Intellectual Property) which is used in the Company's business.  The Company's assets do not include any receivable or other obligation from a Related Person, and the Liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.  Schedule 3.23 specifically identifies all Contracts, arrangements or commitments set forth on Schedule 3.23 that cannot be terminated upon sixty (60) days notice by the Company party thereto without cost or penalty.

3.24. Bank Accounts.  Schedule 3.24 lists the names and locations of all banks and other financial institutions with which the Company maintains an account (or at which an account is maintained to which the Company has access as to which deposits are made on behalf of the Company) (each, a "Bank Account"), in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by the Company.  All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

3.25. Suppliers and Customers; Products.  Schedule 3.25 lists, by dollar volume paid for each of (i) the fiscal year ended December 31, 2019 and (ii) the period from January 1, 2020 through March 31, 2020, the ten (10) largest suppliers of goods or services (the "Top Suppliers") and the ten (10) largest customers of the Company (the "Top Customers").  The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has threatened to cancel or otherwise terminate, or, to the Knowledge of the Company, intends to cancel or otherwise terminate, any relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Knowledge of the Company, (A) threatened to stop, decrease or limit materially, (B) intends to modify materially its relationships with the Company or (C) intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Knowledge of the Company, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not, within the past year, been engaged in any material dispute with any Top Supplier or Top Customer, (v) no Top Customer has indicated that it desires or intends to effect a change in the Contract that would reduce the profit margin that the Company is expected to achieve in such Contract or otherwise change the material terms of such Contract or change the type of Contract by which such customer purchases good and/or services from the Company, and (vi) to the Knowledge of the Company, the acquisition by Buyer of the Purchased Shares and the consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not negatively affect the relationship of the Company with any Top Supplier or Top Customer.

3.26. Investment Representations. Sellers understand that the shares of Buyer Common Stock to be acquired have not been registered under the Securities Act, or under the securities Laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Securities Act and under applicable securities Laws of certain states or unless an exemption from such registration is available. Sellers understand that the shares of Buyer Common Stock are "restricted securities" under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, Sellers must hold the shares of Buyer Common Stock indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available.  Sellers further acknowledge that (a) there is no assurance that any exemption from registration or qualification will be available, and (b) if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the shares of Buyer Common Stock, and on requirements relating to Buyer which are outside of Sellers' control (including without limitation any current public information requirements of Rule 144 promulgated under the Securities Act or any similar or successor rule or regulation), and which Buyer is under no obligation and may not be able to satisfy, and therefore that there is no assurance that any such exemption will allow Sellers to dispose of, or otherwise transfer, all or any portion of the shares of Buyer Common Stock.

3.27. Disclosure.  No representations or warranties by any Seller Party in this Agreement or any Ancillary Documents contains any untrue statement of material fact or omits to state, when read in conjunction with all of the information contained in this Agreement (including the Company Disclosure Schedules) and the Ancillary Documents, any fact necessary in order to make the statements herein or therein not materially misleading.

3.28. No Brokers.  No Seller or the Company, nor any of their respective Representatives on their behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in (i) the disclosure schedules delivered by Buyer to the Company and the Sellers on the date hereof (the "Buyer Disclosure Schedules"), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC's website through EDGAR, Buyer represents and warrants to the Seller Parties, as of the date of this Agreement and the Closing Date, as follows:

4.1. Organization and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification or license is required, except where the failure to be so qualified or be so licensed would not have a material adverse affect on the ability of Buyer to consummate the transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which Buyer is a party (a "Buyer Material Adverse Effect").

4.2. Authorization.  Buyer has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer.  This Agreement has been duly executed and delivered by Buyer.  This Agreement and each Ancillary Document to which Buyer is a party constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by the Permitted Exceptions.

4.3. Non-Contravention.  Neither the execution and delivery of this Agreement or any Ancillary Document by Buyer, nor the consummation of the transactions contemplated hereby or thereby, will violate or conflict with or (with or without notice or the passage of time or both) constitute a breach or default under (a) any provision of the Governing Documents of Buyer, (b) any Law or Order to which Buyer or any of its business or assets are bound or subject or (c) any Contract or Permit to which Buyer is a party or by which Buyer or any of its properties may be bound or affected, other than, in the cases of clauses (a) through (c), such violations and conflicts which would not reasonably be expected to have a Buyer Material Adverse Effect.

4.4. No Brokers.  Neither Buyer, nor any Representative of Buyer on its behalf, has employed any broker, finder or investment banker or incurred any liability for any brokerage fees, commissions, finders' fees or similar fees in connection with the transactions contemplated by this Agreement.

4.5. Litigation.  There is no Action pending or, to the Knowledge of Buyer, threatened, nor any Order of any Governmental Authority is outstanding, against or involving Buyer or any of its officers, directors, stockholders, properties, assets or businesses, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to have a Buyer Material Adverse Effect.

4.6. Investment Intent.  Buyer is acquiring the Purchased Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations issued pursuant thereto.  Buyer is an "accredited investor" within the meaning of Rule 501 under the Securities Act and was not organized for the specific purpose of acquiring the Purchased Shares.  Buyer understands that the Purchased Shares has not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

4.7. [RESERVED].

4.8. No Other Representations and Warranties.  Except for the representations and warranties contained in this Agreement or the Ancillary Documents, Buyer makes no express or implied representations or warranties, and hereby disclaim any other representations and warranties, whether made orally or in writing, by or on behalf of Buyer by any Person.

ARTICLE V
OTHER AGREEMENTS

5.1. Further Assurances.  In the event that at any time after the Closing any further action is reasonably necessary to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other parties reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein or unless such requesting party is entitled to indemnification therefor under ARTICLE VI in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VI).  Each Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of, and Sellers will provide to Buyer, all documents, books, records (including Tax records), agreements, corporate minute books and financial data of any sort relating to the Company.

5.2. Confidentiality.  The Company and each Seller will, and will cause their respective Representatives to:  (a) treat and hold in strict confidence any Confidential Information, and will not use for any purpose, nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without Buyer's prior written consent; (b) in the event that a Seller becomes legally compelled to disclose any Confidential Information, to provide Buyer with prompt written notice of such requirement so that Buyer or an Affiliate thereof may seek a protective order or other remedy or waive compliance with this Section 5.2; (c) in the event that such protective order or other remedy is not obtained, or Buyer waives compliance with this Section 5.2, to furnish only that portion of such Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise their commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (d) to promptly furnish to Buyer any and all copies (in whatever form or medium) of all such Confidential Information and to destroy any and all additional copies of such Confidential Information and any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that Confidential Information shall not include any information which, at the time of disclosure by a Seller or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement by a Seller or its Representatives.

5.3. Publicity.

(a) The Company and the Sellers shall not, and each shall cause their respective Representatives not to, disclose, make or issue, any statement or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby (including the terms, conditions, status or other facts with respect thereto) to any third parties (other than its Representatives who need to know such information in connection with carrying out or facilitating the transactions contemplated hereby) without the prior written consent of Buyer (such consent not to be unreasonably withheld, delayed or conditioned), except as required by applicable Law after conferring with the other parties concerning the timing and content of such required disclosure.

(b) Notwithstanding the foregoing in Section 5.3(a), Buyer and its Affiliates shall have the right to issue a press release announcing the execution of this Agreement (the "Signing Press Release").  Promptly after the issuance of the Signing Press Release, Buyer and its Affiliates shall have the right to file a current report on Form 8-K (the "Signing Filing") with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Seller Representative may review and comment upon prior to filing (and Buyer shall consider such comments in good faith).  After the Closing (but in any event within four (4) Business Days thereafter), Buyer and its Affiliates shall have the right to issue a press release announcing the consummation of the transactions contemplated by this Agreement (the "Closing Press Release").  Promptly after the issuance of the Closing Press Release, Buyer and its Affiliates shall have the right to draft and file a current report on Form 8-K (the "Closing Filing") with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which the Seller Representative may review and comment upon prior to filing (and Buyer shall consider such comments in good faith).  For the avoidance of doubt, neither the Seller Representative nor the Company shall have any right to consent or approve, or deny consent or approval with respect to, the Signing Press Release, the Signing Filing, the Closing Press Release or the Closing Filing.

5.4. No Trading.  The Company and the Sellers acknowledge and agree that each is aware, and that the Company's Affiliates are aware (and to the Knowledge of the Company each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Buyer, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the "Federal Securities Laws") and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company.  The Company and each Seller hereby agree that, while such Party is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Buyer), communicate such information to any third party, take any other action with respect to the Buyer in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

5.5. Litigation Support.  Following the Closing, in the event that and for so long as any party is actively contesting or defending against any third party or Governmental Authority Action in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction that existing on or prior to the Closing Date involving the Company, each of the other parties will (i) reasonably cooperate with the contesting or defending party and its counsel in the contest or defense, (ii) make available its personnel at reasonable times and upon reasonable notice and (iii) provide (A) such testimony and (B) access to its non-privileged books and records as may be reasonably requested in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless such contesting or defending party is entitled to indemnification therefor under ARTICLE VI in which case, the costs and expense will be borne by the parties as set forth in ARTICLE VI).

5.6. Agreement Regarding Intellectual Property.  Each Seller has already disclosed or will disclose to the Company as of the Closing any and all Intellectual Property developed by such Seller on behalf of the Company or relating to the business of the Company, including Intellectual Property used in the Company's business, and Intellectual Property intended for future use in the Company's business, and each does hereby assign to the Company any and all right, title and interest that such Seller may have in and to such Intellectual Property.  Each Seller represents that it has not made any assignment of, or granted any rights in any such Intellectual Property to any Person other than the Company, and has not disclosed such Intellectual Property to any third party.  Upon Buyer's or the Company's request at any time, including any time after the Closing, such Seller will execute and deliver to Buyer or the Company such other documents as Buyer or the Company deems necessary or desirable to vest in the Company the sole ownership of and exclusive worldwide rights in and to, all of such Intellectual Property.  Each Seller will deliver to the Company all copies or embodiments of such Intellectual Property in any media in such Seller's possession at or prior to the Closing.

5.7. Release and Covenant Not to Sue.  Effective as of the Closing, each Seller hereby releases and discharges the Company from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Seller now has, has ever had or may hereafter have against the Company arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Company, whether pursuant to its Governing Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date.  From and after the Closing, each Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Company or its Affiliates, based upon any matter purported to be released hereby.  Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Seller may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document.

5.8. Tax Matters.

(a) The Seller Representative will prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date.  Any Tax Returns filed pursuant to this Section 5.8(a) must be consistent with the prior Tax Returns of the Company unless otherwise required by applicable Laws.  No later than twenty (20) days prior to filing, the Seller Representative will deliver to Buyer all such Tax Returns and any related work papers and will permit Buyer to review and comment on each such Tax Return and will make such revisions to such Tax Returns as are reasonably requested by Buyer.  Sellers, jointly and severally, will timely pay to the appropriate Taxing Authority any Taxes of the Company with respect to such periods to the extent such Taxes were not included as a liability in the calculation of Net Working Capital included in the Final Statement.

(b) To the extent that any Tax Returns of the Company relates to any Tax periods which begin on or before the Closing Date and end after the Closing Date, Buyer will prepare or cause to be prepared in a manner consistent with the prior Tax Returns of the Company unless otherwise required by applicable Laws and file or cause to be filed any such Tax Returns.  Buyer will permit the Seller Representative to review and comment on each such Tax Return described in the preceding sentence at least twenty (20) days prior to filing such Tax Returns and will make such revisions to such Tax Returns as are reasonably requested by the Seller Representative unless otherwise required by applicable Law.

(c) For purposes of this Agreement, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes but does not end on the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.  Any credits relating to a taxable period that begins before and ends after the Closing Date will be taken into account as though the relevant taxable period ended on the Closing Date.  All determinations necessary to give effect to the foregoing allocations will be made in a manner consistent with IFRS and the prior practice of the Company unless otherwise required by applicable Law.

(d) All Tax sharing agreements or similar agreements with respect to or involving the Company and any Person will be terminated as of the Closing Date and, after the Closing Date, the Company will not be bound thereby or have any Liability thereunder.

(e) All Taxes imposed in connection with the transfer of the Purchased Shares ("Transfer Taxes"), whether such Taxes are assessed initially against Buyer, any Seller Party or any of their respective Affiliates, shall be borne and paid jointly and severally by Sellers.

5.9. Endorsement of Company Shares. Promptly after the Closing, but no later than thirty (30) days after the date hereof, the Parties shall use commercially reasonable efforts to submit the share certificate to be issued to Buyer as a "non-resident" of South Africa to a commercial bank for endorsement.

ARTICLE VI
INDEMNIFICATION

6.1. Survival.  All representations and warranties of Sellers and Buyer contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement) shall survive the Closing through and until fifteen (15) months after the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.18 (Tax Matters), 3.19 (Environmental Matters) and 3.20 (Employee Benefits Plans) shall survive until sixty (60) days after the expiration of the applicable statute of limitations, (ii) the representations and warranties contained in Sections 3.1 (Organization and Qualification), 3.2 (Authorization and Binding Effect; Corporate Documentation), 3.3 (Title to the Purchased Shares), 3.4 (Capitalization), 3.5 (Subsidiaries), 3.27 (No Brokers), 4.1 (Organization and Qualification), 4.2 (Authorization) and 4.4 (No Brokers) will survive indefinitely (such representations and warranties in clauses (i) through (ii), collectively, the "Special Reps").  For purposes of this Agreement, the "Survival Date" with respect to any representation or warranty shall mean the date when such representation or warranty shall survive in accordance with this Section 6.1.  If written notice of a claim for breach of any representation or warranty has been given on or before the applicable Survival Date for such representation or warranty, then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved.  All covenants, obligations and agreements of the parties contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished pursuant to this Agreement), including any indemnification obligations, shall survive the Closing and continue until fully performed in accordance with their terms.  For the avoidance of doubt, a claim for indemnification under any subsection of Section 6.2 or 6.3 other than clauses (a) may be made at any time.

6.2. Indemnification by Sellers.  Except as otherwise limited by this ARTICLE VI, the Sellers shall jointly and severally indemnify, defend and hold harmless Buyer and its Representatives and any assignee or successor thereof (collectively, the "Buyer Indemnified Parties") from and against, and pay or reimburse Buyer Indemnified Parties for, any and all losses, Actions, Orders, Liabilities, damages (including consequential damages), diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys' fees and expenses), (any of the foregoing, a "Loss") suffered or incurred by, or imposed upon, any Buyer Indemnified Party arising in whole or in part out of or resulting directly or indirectly from:  (a) any inaccuracy in or breach of any representation or warranty made by a Seller Party in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of a Seller or, at or prior to the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; (c) any underestimation of the Transaction Expenses, or the amount of Closing Debt set forth in the Estimated Closing Statement; (d) any and all Liabilities for (i) Taxes in connection with or arising out of the Company's assets, employees (including pursuant to Section 409A of the Code), securities, activities or business on or prior to the Closing Date (determined with respect to taxable periods that begin before and end after the Closing Date in accordance with the allocation provisions of 6.11(c)) in excess of the amount of Taxes reflected as a current liability in the computation of the Net Working Capital in the Final Statement or (ii) Transfer Taxes; or (e) any Action by Person(s) who were holders of equity securities of the Company, including stock options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of the Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

6.3. Indemnification by Buyer.  Except as otherwise limited by this ARTICLE VI, Buyer shall indemnify, defend and hold harmless each Seller and its Representatives and any assignee or successor thereof (collectively, the "Seller Indemnified Parties") from and against, and pay or reimburse the Seller Indemnified Parties for, any and all Losses, suffered or incurred by, or imposed upon, any Seller Indemnified Party arising in whole or in part out of or resulting directly or indirectly from:  (a) any inaccuracy in or breach of any representation or warranty made by Buyer in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document; or (b) any non-fulfillment or breach of any unwaived covenant, obligation or agreement made by or on behalf of Buyer or, after the Closing, the Company contained in this Agreement (including all schedules and exhibits hereto) or any Ancillary Document.

6.4. Indemnification Procedures.

(a) For the purposes of this Agreement, (i) the term "Indemnitee" shall refer to the Person or Persons indemnified, or entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 6.2 or 6.3, as the case may be, and (ii) the term "Indemnitor" shall refer to the Person having the actual or alleged obligation to indemnify pursuant to such provisions.  Notwithstanding anything to the contrary contained in this Agreement, the Seller Representative will have the sole and exclusive right to act on behalf of the Seller Indemnified Parties with respect to any indemnification claims made pursuant to this ARTICLE VI, including bringing and settling any claims hereunder and receiving any notices on behalf of the Seller Indemnified Parties.

(b) In the case of any claim for indemnification under this Agreement arising from a claim of a third party (including any Governmental Authority), an Indemnitee must give prompt written notice and, subject to the following sentence, in no case later than thirty (30) days after the Indemnitee's receipt of notice of such claim, to the Indemnitor of any claim of which such Indemnitee has knowledge and as to which it may request indemnification hereunder.  The failure to give such notice will not, however, relieve an Indemnitor of its indemnification obligations except to the extent that the Indemnitor is actually harmed thereby.  The Indemnitor will have the right to defend and to direct the defense against any such claim in its name and at its expense, and with counsel selected by the Indemnitor unless:  (i) the Indemnitor fails to acknowledge fully its obligations to the Indemnitee within fifteen (15) days after receiving notice of such third party claim or contests, in whole or in part, its indemnification obligations therefor; (ii) if the Indemnitor is Buyer, the applicable third party claimant is a Governmental Authority or a then-current customer of Buyer, the Company or any of their respective Affiliates; (iii) if the Indemnitor is Buyer, an adverse judgment with respect to the claim will establish a precedent materially adverse to the continuing business interests of Buyer, the Company or their respective Affiliates; (iv) there is a conflict of interest between the Indemnitee and the Indemnitor in the conduct of such defense; (v) the applicable third party alleges claims of fraud, willful misconduct or intentional misrepresentation; or (vi) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnitee.  If the Indemnitor elects, and is entitled, to compromise or defend such claim, it will within fifteen (15) days (or sooner, if the nature of the claim so requires) notify the Indemnitee of its intent to do so, and the Indemnitee will, at the request and expense of the Indemnitor, cooperate in the defense of such claim.  If the Indemnitor elects not to, or is not entitled under this Section 6.4(b) to, compromise or defend such claim, fails to notify the Indemnitee of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Indemnitee may pay, compromise or defend such claim.  Notwithstanding anything to the contrary contained herein, the Indemnitor will have no indemnification obligations with respect to any such claim which has been or will be settled by the Indemnitee without the prior written consent of the Indemnitor (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnitee will not be required to refrain from paying any claim which has matured by a court judgment or decree, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnitee or where any delay in payment would cause the Indemnitee material economic loss.  The Indemnitor's right to direct the defense will include the right to compromise or enter into an agreement settling any claim by a third party; provided that no such compromise or settlement will obligate the Indemnitee to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnitee (other than the delivery of a release for such claim and customary confidentiality obligations), except with the prior written consent of the Indemnitee (such consent to be withheld, conditioned or delayed only for a good faith reason).  Notwithstanding the Indemnitor's right to compromise or settle in accordance with the immediately preceding sentence, the Indemnitor may not settle or compromise any claim over the objection of the Indemnitee; provided, however, that consent by the Indemnitee to settlement or compromise will not be unreasonably withheld, delayed or conditioned.  The Indemnitee will have the right to participate in the defense of any claim with counsel selected by it subject to the Indemnitor's right to direct the defense.  The fees and disbursements of such counsel will be at the expense of the Indemnitee; provided, however, that, in the case of any claim which seeks injunctive or other equitable relief against the Indemnitee, the fees and disbursements of such counsel will be at the expense of the Indemnitor.

(c) Any indemnification claim that does not arise from a third party claim must be asserted by a written notice to the Indemnitor setting forth with reasonable specificity the amount claimed and the underlying facts supporting such claim to the extent then known by the Indemnitee.  The Indemnitor will have a period of thirty (30) days after receipt of such notice within which to accept or dispute such claim by providing written notice to the Indemnitee.  Any disputes that the parties are not mutually able to resolve within fifteen (15) days after the Indemnitor has provided written notice of its dispute of such claim (or the end of such thirty (30) day period, whichever is earlier), shall be immediately referred to and finally resolved by arbitration in New York, New York, in accordance with the Expedited Procedures of the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA") in force at such time, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within three (3) Business Days) after the submission of the dispute to the AAA and reasonably acceptable to each party.  The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within three (3) Business Days) after his or her nomination and acceptance by the parties.  The arbitrator shall decide the Expedited Dispute in accordance with the substantive law of the State of New York and otherwise in accordance with the terms of this Agreement.  To the extent that the Arbitration Rules and this Agreement are in conflict, the terms of this Agreement shall control.  The arbitration proceedings shall be streamlined and efficient; time is of the essence.  Each party shall submit a proposal for resolution of the dispute to the arbitrator within ten (10) Business Days after confirmation of the appointment of the arbitrator.  The arbitrator shall have the power to order any party to do, or to refrain from doing, anything consistent with this Agreement and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant party to comply with only one or the other of the proposals.  The arbitrator's award shall be in writing and shall include a reasonable explanation of the arbitrator's reason(s) for selecting one or the other proposal.  This agreement to arbitrate shall be specifically enforceable and following the Closing shall be the sole and exclusive remedy of the Indemnitee for any indemnification claim that does not arise from a third party claim.

6.5. Limitations on Indemnification.  No Indemnitor shall be liable for an indemnification claim made under clause (a) of Section 6.2 or 6.3, as the case may be:  (x) for which a claim for indemnification is not asserted hereunder on or before the applicable Survival Date; (y) to the extent Losses incurred by the Buyer Indemnified Parties in the aggregate under clause (a) of Section 6.2 or by the Seller Indemnified Parties in the aggregate under clause (a) of Section 6.3, as applicable, exceed an amount equal to ten percent (10%) of the Purchase Consideration (the "Indemnification Cap"); provided, that with respect to any claims for breaches of any Special Reps, the Indemnification Cap shall be equal to the Purchase Consideration; and (z) unless and until the Losses of the Buyer Indemnified Parties, collectively, or the Seller Indemnified Parties, collectively, as applicable, exceed an aggregate amount equal to $5,000 (the "Basket"), in which case the applicable Indemnitor(s) shall be obligated to the Indemnitee(s) for the amount of all Losses of the Indemnitee(s) (including the first dollar of Losses of the Buyer Indemnified Parties or the Seller Indemnified Parties, as applicable, required to reach the Basket); provided, however, that the Basket and the Indemnification Cap shall not apply to (i) indemnification claims to the extent amounts are actually paid under insurance maintained by the Indemnitor (or any of its Affiliates) and (ii) indemnification claims based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.  The Basket and the Indemnification Cap shall apply only to indemnification claims made under clause (a) of Section 6.2 or 6.3 and shall not affect or apply to any other indemnification claim made pursuant to this Agreement, including those asserted under any other clause of Section 6.2 or 6.3.

6.6. General Indemnification Provisions.  The amount of any Losses suffered or incurred by any Indemnitee shall be reduced by the amount of any insurance proceeds or other cash receipts paid to the Indemnitee or any Affiliate thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), including any indemnification received by the Indemnitee or such Affiliate from an unrelated party with respect to such Losses, net of the costs of collection and any related anticipated future increases in insurance premiums resulting from such Loss or insurance payment.  No investigation by Buyer or its Representatives, on the one hand, or the Seller Parties or their Representatives, on the other hand, or knowledge by Buyer or its Representatives, on the one hand, or the Seller Parties or their Representatives, on the other hand, of a breach of a representation or warranty of the other set of parties shall affect such other set of parties' representations and warranties or the recourse available to such first party or any other Indemnitee of such first party under any provision of this Agreement (including ARTICLE VI with respect thereto.  Notwithstanding anything in this Agreement to the contrary, for purposes of application of the indemnification provisions of this ARTICLE VI, the amount of any Loss arising from the breach of any representation, warranty, covenant, obligation or agreement contained in this Agreement shall be the entire amount of any Loss actually incurred by the respective Indemnitee as a result of such breach and not just that portion of the Loss that exceeds the relevant level of materiality, if any.  No Seller will have any right to seek contribution from the Company or Buyer with respect to all or any part of such Seller's indemnification obligations under this ARTICLE VI.  The Buyer Indemnified Parties will not be required to make any claim against the Company in respect of any representation, warranty, covenant or any other obligation of the Company to Buyer hereunder or under any Ancillary Document to which the Company is a party, and may solely seek action against Sellers.  Unless otherwise required by applicable Law, all indemnification payments will constitute adjustments to the Purchase Consideration for all Tax purposes, and no party may take any position inconsistent with such characterization.

6.7. Timing of Payment; Right to Set-Off; Recovery of Shares.  Any indemnification obligation of an Indemnitor under this ARTICLE VI which results in an out of pocket payment will be paid within three (3) Business Days after the determination of such obligation in accordance with Section 6.4. The provisions of this ARTICLE VI notwithstanding, at its sole discretion and without limiting any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, to the extent that a Buyer Indemnified Party is entitled to indemnification hereunder, if a Seller fails or refuses to promptly indemnify such Buyer Indemnified Party as provided herein then Buyer (or any other Buyer Indemnified Party) may offset the full amount to which such Buyer Indemnified Party is entitled, in whole or in part, by reducing the amount of any payment or other obligation due to such Seller pursuant to this Agreement or any Ancillary Document, including any amounts owed by Buyer pursuant to any outstanding indemnification claim.  Without limiting any of the foregoing or any other rights of the Buyer Indemnified Parties under this Agreement or any Ancillary Document or at law or equity, in the event that a Seller fails or refuses to promptly indemnify a Buyer Indemnified Party as provided herein or otherwise fails or refuses to make any payments required under any Ancillary Document, in either case, where it is established that such Seller is obligated to provide such indemnification or to make such payment, the Buyer shall, in its sole discretion, be entitled to re-claim a portion of the unvested shares of Buyer Common Stock then owned by such Seller up to an amount equal in value (based on the Buyer Common Stock Price) to the amount owed by such Seller.  In the event that such Seller fails to promptly transfer any such unvested shares of Buyer Common Stock to Buyer pursuant to this Section 6.7, Buyer shall be and hereby is authorized as the attorney-in-fact for such Seller to transfer such shares back to Buyer as required by this Section 6.7, and may cancel the stock certificates for such Shares on its books and records.

ARTICLE VII
GENERAL PROVISIONS

7.1. Expenses  Except as otherwise expressly set forth elsewhere in this Agreement, Buyer will bear its own legal and other fees and expenses incurred in connection with its negotiating, executing and performing this Agreement, including any related broker's or finder's fees, and the Seller Parties will bear their respective legal and other fees and expenses incurred in connection with their negotiating, executing and performing this Agreement, including any related broker's or finder's fees, for periods on or before the Closing Date.  Sellers agree that the fees and expenses of the Seller Parties for periods on or before the Closing Date will be paid by Sellers or by Buyer on behalf of Sellers in accordance with Section 1.3.  Sellers will bear their own legal and other fees and expenses incurred in connection with this Agreement after the Closing, including any costs and expenses incurred by the Seller Representative on their behalf, subject to the provisions of this Agreement.

7.2. Notices.  Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (i) when received if given in person or by courier or a courier service, (ii) on the date of transmission if sent by facsimile or email (with affirmative confirmation of receipt, and provided, that the party providing notice shall within two (2) Business Days provide notice by another method under this Section 7.2) or (iii) three (3) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

If to the Seller Representative, any Seller or, prior to the Closing, the Company, to: Josh Loock 24 La Quinta Street, Silverlakes Golf Estate, Pretoria, South Africa Email: josh@roboroindustries.com with a copy (which will not constitute notice) to:

Marius Blom Ing/Inc

409B Lea Street, Waterkloof Glen

Pretoria, 0181, South Africa
Attention: Nicola Van Der Walt

Telephone No: +27 12 004 0244
Email:  nicola@mariusblom.co.za

If to Buyer or, after the Closing, the Company, to: Byrna Technologies Inc. 107 Audubon Road, Building 2, Suite 201 Wakefield, Massachusetts 01880 Attention: Bryan S. Ganz Telephone No.: (978) 868-5011

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York  10105
Attention:  Barry Grossman, Esq.
Facsimile No.:  (212) 370-7889
Telephone No.:  (212) 370-1300

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

7.3. Sellers Not Authorized to Act on Behalf of Buyer.  In the event that a Seller becomes a director, officer, employee or other authorized agent of Buyer or its Affiliates (including, after the Closing, the Company), such Seller shall have no authority, express or implied, to act or make any determination on behalf of Buyer or its Affiliates in connection with this Agreement or any Ancillary Document or the consummation of the transactions contemplated hereby and thereby or any dispute or Action with respect thereto.

7.4. Severability.  In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions will not in any way be affected or impaired.  Any illegal or unenforceable term will be deemed to be void and of no force and effect only to the minimum extent necessary to bring such term within the provisions of applicable Law and such term, as so modified, and the balance of this Agreement will then be fully enforceable.  The parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

7.5. Assignment.  This Agreement may not be assigned by any party without the prior written consent of the other parties hereto, and any attempted assignment in violation of this Section 7.5 will be null and void ab initio; provided, however, that after the Closing, Buyer and the Company may assign its rights and benefits hereunder (i) to any Affiliate of Buyer or the Company, as applicable (provided, that Buyer or the Company, as applicable, shall remain primarily responsible for its obligations hereunder and the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder), (ii) to any Person acquiring all or substantially all of the assets of Buyer and its Subsidiaries taken as a whole or all or substantially all of the assets of the Company and its Subsidiaries taken as a whole or a majority of the outstanding equity securities of Buyer or the Company (whether by stock purchase, merger, consolidation or otherwise); provided, that the assignee expressly assumes the obligations of Buyer or the Company, as applicable, hereunder) or (iii) as security to any Person providing debt financing to Buyer for the transactions contemplated hereby.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of each party hereto.  Notwithstanding the foregoing, the parties acknowledge that any replacement Seller Representative shall automatically become a party to this Agreement in place of the replaced Seller Representative upon his or her appointment and acceptance in accordance with Section 7.14 hereof.

7.6. No Third-Party Beneficiaries.  Except for the indemnification rights of the Buyer Indemnified Parties and the Seller Indemnified Parties set forth herein, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights hereunder.

7.7. Amendment; Waiver.  This Agreement may not be amended or modified except by an instrument in writing signed by each of the parties hereto.  Notwithstanding anything to the contrary contained herein:  (a) the failure of any party at any time to require performance by the other of any provision of this Agreement will not affect such party's right thereafter to enforce the same; (b) no waiver by any party of any default by any other party will be valid unless in writing and acknowledged by an authorized representative of the non-defaulting party, and no such waiver will be taken or held to be a waiver by such party of any other preceding or subsequent default; and (c) no extension of time granted by any party for the performance of any obligation or act by any other party will be deemed to be an extension of time for the performance of any other obligation or act hereunder.

7.8. Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto, which are hereby incorporated herein by reference and deemed part of this Agreement), together with the Ancillary Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, with respect to the subject matter hereof.

7.9. Specific Performance.  Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached.  Accordingly, each of Buyer, the Company and the Seller Representative shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

7.10. Governing Law; Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to its choice of law principles).  Subject to Sections 1.5(b), 1.2 and 6.4(c), for purposes of any Action arising out of or in connection with this Agreement, the Ancillary Documents or any transaction contemplated hereby or thereby, each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New York County, State of New York, (b) agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 7.2 shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 7.10, and (c) waives and covenants not to assert or plead, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of such court, that the Action is brought in an inconvenient forum, that the venue of the Action is improper or that this Agreement or the Ancillary Document, as applicable, or the subject matter hereof or thereof may not be enforced in or by such court, and hereby agrees not to challenge such jurisdiction or venue by reason of any offsets or counterclaims in any such Action.  The parties hereto hereby knowingly, voluntarily and intentionally waive the right any may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with this Agreement and any agreement contemplated to be executed in connection herewith, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of any party in connection with such agreements.

7.11. Interpretation.  The table of contents and the headings and subheadings of this Agreement are for reference and convenience purposes only and in no way modify, interpret or construe the meaning of specific provisions of the Agreement.  In this Agreement, unless the context otherwise requires: (i) whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (iii) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS; (iv) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words "without limitation"; (v) the words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (vi) the word "if" and other words of similar import when used herein shall be deemed in each case to be followed by the phrase "and only if"; (vii) the term "or" means "and/or"; (viii) reference to any  status includes any rules and regulations promulgated thereunder; (ix) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; and (x) except as otherwise indicated, all references in this Agreement to the words "Section," "Schedule" and "Exhibit" are intended to refer to Sections, Schedules and Exhibits to this Agreement.  To the extent that any Contract, document, certificate or instrument is represented or warranted to by a Seller Party to be given, delivered, provided or made available by any Seller Party, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Buyer, such Contract, document, certificate or instrument shall have been posted to the Data Site, and Buyer and their Representatives shall have been given access to the electronic folders containing such information through the Closing.

7.12. Mutual Drafting.  The parties acknowledge and agree that:  (a) this Agreement and the Ancillary Documents are the result of negotiations between the parties and will not be deemed or construed as having been drafted by any one party, (b) each party and its counsel have reviewed and negotiated the terms and provisions of this Agreement (including any, Exhibits and Schedules attached hereto) and the Ancillary Documents and have contributed to their revision, (c) the rule of construction to the effect that any ambiguities are resolved against the drafting party will not be employed in the interpretation of this Agreement or the Ancillary Documents and (d) neither the drafting history nor the negotiating history of this Agreement or the Ancillary Documents may be used or referred to in connection with the construction or interpretation thereof.

7.13. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  A photocopy, faxed, scanned and/or emailed copy of this Agreement or any Ancillary Document or any signature page to this Agreement or any Ancillary Document, shall have the same validity and enforceability as an originally signed copy.

7.14. Seller Representative.

(a) By the execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints the Seller Representative as the true and lawful agent and attorney-in-fact of such Seller with full powers of substitution to act in the name, place and stead of thereof with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement and the Ancillary Documents, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Seller, if any, as the Seller Representative will deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement or any of the Ancillary Documents, including: (i) agree upon or compromise any matter related to the calculation of any adjustments to the Purchase Consideration under this Agreement; (ii) direct the distribution of the Purchase Consideration among Sellers; (iii) act for Sellers with respect to all indemnification matters referred to in this Agreement, including the right to compromise on behalf of Sellers any indemnification claim made by or against Sellers, if any; (iv) act for Sellers with respect to all post-Closing matters; (v) terminate, amend or waive any provision of this Agreement; provided, that any such action, if material to the rights and obligations of Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by each Seller who is subject to any disparate treatment of a potentially adverse nature; (vi) employ and obtain the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in his or her sole discretion, deems necessary or advisable in the performance of his or her duties as the Seller Representative and to rely on their advice and counsel; (vii) incur and pay expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receive all or any portion of the Purchase Consideration and to distribute the same to Sellers pro rata in proportion to their ownership interests; (ix) sign any releases or other documents with respect to and dispute or remedy arising under this Agreement or the Ancillary Documents; and (x) do or refrain from doing any further act or deed on behalf of Sellers which the Seller Representative deems necessary or appropriate in his or her sole discretion relating to the subject matter of this Agreement as fully and completely as any Seller could do if personally present and acting.  The Seller Representative hereby accepts his or her appointment and authorization as the Seller Representative under this Agreement.

(b) The appointment of the Seller Representative will be deemed coupled with an interest and will be irrevocable, and any other Person, including Buyer, the Company and any other Buyer Indemnified Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of Sellers hereunder or any Ancillary Document to which it they are a party.  Each Buyer Indemnified Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any claims for indemnification by a Buyer Indemnified Party pursuant to ARTICLE VI hereof, (ii) any payment instructions provided by the Seller Representative or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller Indemnified Party shall have any cause of action against any Buyer Indemnified Party for any action taken by a Buyer Indemnified Party in reliance upon the instructions or decisions of the Seller Representative. No Buyer Indemnified Party shall have any liability to Sellers for any allocation or distribution among Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative.

(c) The Seller Representative will act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers, but the Seller Representative will not be responsible to Sellers for any loss or damage that any Seller may suffer by reason of the performance by the Seller Representative of such Seller Representative's duties under this Agreement, other than loss or damage arising from fraud, gross negligence or willful misconduct in the performance of the Seller Representative's duties under this Agreement.  Sellers do hereby jointly and severally agree to indemnify and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative's duties under this Agreement, except for any such liability arising out of the fraud, gross negligence or willful misconduct of the Seller Representative.  The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of his or her services hereunder, but will be entitled to the payment from the Sellers of all his or her expenses incurred as the Seller Representative.

(d) If the Seller Representative shall die, become disabled, resign or otherwise be unable to fulfill his or her responsibilities as agent of Sellers, then Sellers shall, within ten (10) days after such death or disability, appoint a successor agent and, promptly thereafter (but in any event within two (2) Business Days after such appointment), shall notify Buyer in writing of the identity of such successor. Any such successor shall be appointed by the written consent of Sellers, and any successor so appointed shall become the "Seller Representative" for purposes of this Agreement. With respect to the preceding sentence, should any Seller withhold its consent, the appointed Seller Representative shall continue to represent the remaining Sellers who consented to his appointment.

(e) All notices or other communications required to be made or delivered by Buyer to a Seller shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of Buyer to such Seller with respect thereto.  All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 7.14(d) of the replacement of the Seller Representative).

[Remainder of Page Intentionally Left Blank; Signatures Appear on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

Buyer:

BYRNA TECHNOLOGIES INC., a Delaware corporation

By: /s/ Bryan S. Ganz
Name: Bryan S. Ganz
Title: President and Chief Executive Officer

The Company:

ROBORO INDUSTRIES PTY LTD., a South African private company

By: /s/ Joshua Loock
Name:
Title:

Seller Representative:

/s/ Joshua Loock
Josh Loock

Sellers:

/s/ Joshua Loock
Josh Loock

/s/ Ross Forsyth
Ross Forsyth

/s/ Sholto Forsyth
Sholto Forsyth

EXHIBIT A

Definitions

Certain Defined Terms.  As used in the Agreement, the following terms shall have the following meanings:

"Action" means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

"Affiliate" has the meaning set forth in Rule 12b-2 of the regulations under the Securities Exchange Act of 1934, as amended.

"Ancillary Documents" means each agreement, instrument or document attached hereto as an Exhibit, including the Escrow Agreement, the Consultant Agreement and the other agreements, certificates and instruments to be executed or delivered by any of the parties hereto in connection with or pursuant to this Agreement.

"Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to "stay at home", "shelter-in-place", "non-essential employee"  or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are generally are open for use by customers on such day.

"Buyer Common Stock" means the restricted common stock, par value $0.001 per share, of Buyer.

"Buyer Common Stock Price" means a price (x) at the Closing, equal to the highest of (i) the closing price of the Buyer Common Stock on the Closing Date, (ii) the closing price of the Buyer Common Stock on the day prior to the Closing Date, and (iii) the VWAP of the Buyer Common Stock over the twenty (20) Trading Days ending at the close of business immediately prior to the date of determination, as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the date of this Agreement, in each case on the principal securities exchange or securities market on which the shares of Buyer Common Stock are then traded, and (y) after the Closing, equal to the VWAP, determined in accordance with the preceding clause (iii).

"Closing Debt" means the amount, determined as of the time which is immediately prior to the Closing, equal to the aggregate Indebtedness of the Company, provided that for avoidance of doubt the Closing Debt shall not include the amount due under the amount of any shareholder loan.

"Code" means the Internal Revenue Code of 1986 and any successor statute thereto, as amended.  Reference to a specific section of the Code shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

"Confidential Information" means any information concerning the business and affairs of the Company that is not generally available to the public, including know-how, trade secrets, customer lists, details of customer or consultant contracts, pricing policies, operational methods and marketing plans or strategies, and any information disclosed to the Company by third parties to the extent that the Company has an obligation of confidentiality in connection therewith.

"Contract" means any contract, agreement, binding arrangement, commitment or understanding, bond, note, indenture, mortgage, debt instrument, license (or any other contract, agreement or binding arrangement concerning Intellectual Property), franchise, lease or other instrument or obligation of any kind, written or oral (including any amendments or other modifications thereto).

"Copyrights" means all works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

"Data Site" means the on-line data site maintained by or on behalf of the Seller Parties to provide information for Buyer in contemplation of this Agreement and the transactions contemplated hereby.

"Disclosure Schedules" means the disclosure schedules to this Agreement dated as of the date hereof and forming a part of this Agreement, including the Company Disclosure Schedules and the Buyer Disclosure Schedules.

"Environmental Condition" means any contamination or damage to the environment caused by or relating to the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaching, pumping, pouring, emptying, discharging, injection, escaping, disposal, dumping or threatened release of Hazardous Materials by any Person.  With respect to claims by employees or other third parties, Environmental Condition also includes the exposure of Persons to amounts of Hazardous Materials.

"Environmental Laws" means all Laws relating to pollution or protection of the environment, natural resources and health, safety and fire prevention, including those relating to emissions, discharges, releases or threatened releases of Hazardous Material into the environment (including ambient air, surface water, groundwater or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Material.

"Environmental Permits" means all permits, approvals, agreements, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974 and any successor statute thereto, as amended.  Reference to a specific section of ERISA shall include such section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Foreign Plan" means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

"GAAP" means United States generally accepted accounting principles applied on a consistent basis.

"Governing Documents" means, with respect to any entity, its certificate of incorporation, certificate of formation or similar charter document and its bylaws, operating agreement or similar governing document.

"Governmental Authority" means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.  The term "Governmental Authority" includes any Person acting on behalf of a Governmental Authority.

"Hazardous Material" means (a) all substances, materials, chemicals, compounds, pollutants or wastes regulated by, under or pursuant to any Environmental Laws, including the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq., the Clean Water Act, 33 U.S.C. §§1251 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, Title III of Public Law 99-499, the Safe Drinking Water Act, and any and all foreign (whether national, provincial or local), state or local counterparts thereto or other similar foreign (whether national, provincial or local), state or local laws and orders, including any and all rules and regulations promulgated thereunder, or any common law theory based on nuisance, negligence, product liability, trespass, ultrahazardous activity or strict liability; and (b) asbestos, petroleum, any fraction or product of crude oil or petroleum, radioactive materials and polychlorinated biphenyls.

"IFRS" means international financial reporting standards, as adopted by the International Accounting Standards Board.

"Indebtedness" means, without duplication, (a) the outstanding principal of, and accrued and unpaid interest on, all bank or other third party indebtedness for borrowed money of the Company, including indebtedness under any bank credit agreement and any other related agreements and all obligations of the Company evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable, (b) all obligations of the Company for the reimbursement of any obligor on any line or letter of credit, banker's acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (c) all obligations of the Company issued or assumed for deferred purchase price payments, (d) all obligations of the Company under leases required to be capitalized in accordance with IFRS, (e) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by the Company, whether periodically or upon the happening of a contingency, (f) all obligations of the Company secured by a Lien (other than a Permitted Lien) on any asset of the Company, whether or not such obligation is assumed by the Company, (g) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness and (h) all obligation described in clauses (a) through (g) above of any other Person which is directly or indirectly guaranteed by the Company or which the Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

"Independent Expert" means Tax Angel Accounting Services or, if such firm is no longer independent with respect to the parties (i.e., no prior material business relationship with any party for the prior two (2) years) or otherwise does not promptly accept its engagement, another mutually acceptable independent (i.e., no prior material business relationship with any party for the prior two (2) years) accounting firm recognized nationally or regionally in South Africa (which appointment will be made no later than ten (10) days after the Dispute Resolution Notice Date); provided, that if the Independent Expert does not accept its appointment or if Buyer and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Dispute Resolution Notice Date, either Buyer or the Seller Representative may require, by written notice to the other, that the Independent Expert be selected by the New York City Regional Office of the American Arbitration Association in accordance with the procedures of the American Arbitration Association.  The parties agree that the Independent Expert will be deemed to be independent even though a party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in Section 1.5.

"Intellectual Property" means all of the following as they exist in any jurisdiction throughout the world: (a) Patents; (b) Trademarks; (c) Copyrights; (d) Trade Secrets; (e) all domain name and domain name registrations, web sites and web pages and related rights, registrations, items and documentation related thereto; (f) Software; (g) rights of publicity and privacy, and moral rights, and (h) all licenses, sublicenses, permissions, and other agreements related to the preceding property.

"IRS" means the U.S. Internal Revenue Service or any successor entity.

"Knowledge" means: (i) with respect to the Company, the actual present knowledge of a particular matter by any Seller or any executive officer or director of the Company or any of its Subsidiaries, and the knowledge that any such Person would reasonably be expected to have if diligently performing their duties on behalf of the Company; (ii) with respect to any Seller shall mean the actual present knowledge of a particular matter by such Seller; and (iii) with respect to Buyer, the actual present knowledge of a particular matter by any of the directors or executive officers of Buyer, without independent inquiry.

"Law" means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

"Liabilities" means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or determinable, including those arising under any Law, Action, Order or Contract.

"Lien" means any interest (including any security interest), pledge, mortgage, lien, encumbrance, charge, claim or other right of third parties, including any spousal interests (community or otherwise), whether created by law or in equity, including any such restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

"Material Adverse Effect" means, with respect to any Seller Party, any event, fact, condition, change, circumstance, occurrence or effect, which, either individually or in the aggregate with all other events, facts, conditions, changes, circumstances, occurrences or effects, (a) has had, or would reasonably be expected to have, a material adverse effect on the business, properties, prospects, assets, Liabilities, condition (financial or otherwise), operations, licenses or other franchises or results of operations of the Company, or materially diminish the value of the Purchased Shares or (b) does or would reasonably be expected to materially impair or delay the ability of a Seller Party to perform their respective obligations under this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby; provided, however, that with respect to the Company, a Material Adverse Effect will not include any adverse effect or change resulting from any change, circumstance or effect relating to (A) the economy in general, (B) securities markets, regulatory or political conditions in the United States (including terrorism or the escalation of any war, whether declared or undeclared or other hostilities), (C) changes in applicable Laws or GAAP or IFRS or the application or interpretation thereof, (D) with respect to the Company, the industries in which the Company primarily operates and not specifically relating to the Company or (E) a natural disaster (provided, that in the cases of clauses (A) through (E), the Company is not disproportionately affected by such event as compared to other similar companies and businesses in similar industries and geographic regions as the Company).

"Net Working Capital" means an amount equal to the difference (whether positive or negative) of (a) the current assets of the Company as of the Closing, minus (b) the current liabilities of the Company as of the Closing, in each case as determined in accordance with IFRS and immediately prior to the consummation of the transactions contemplated by this Agreement; provided, however, that, for purposes of this definition of "Net Working Capital," whether or not the following is consistent with IFRS, in each case without duplication: (i) "current assets" will exclude (A) any receivable from a Seller, (B) any accounts receivable that has been outstanding for more than ninety (90) days, and (C) any deferred or other Tax assets (including claims for Tax refunds); (ii) "current liabilities" will include (A) all liabilities for accrued or deferred Taxes and (B) balance sheet reserves required under IFRS (applied in a manner consistent with prior practices of the Company), including reserves for unearned revenue).

"Net Working Capital Adjustment Amount" means Net Working Capital minus the Target Net Working Capital.

"Order" means any order, writ, rule, judgment, injunction, decree, stipulation, determination or award that is or has been made, entered, rendered or otherwise put into effect by, with or under the authority of any Governmental Authority.

"OFAC" means the Office of Foreign Assets Control of the U.S. Treasury Department.

"Ordinary Course of Business" means, with respect to a Person, an action taken by such Person if (a) such action is recurring in nature, is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person; (b) such action is not required to be authorized by the equity holders of such Person, the board of directors (or equivalent) of such Person or any committee of the board of directors (or equivalent) of such Person and does not require any other special authorization of any nature; and (c) such action is taken in accordance with sound and prudent business practice.  Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the Company.

"Patents" means all patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

"Permit" means any federal, state, local, foreign or other third-party permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or other Person.

"Permitted Exceptions" means bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

"Permitted Liens" means any (a) statutory Liens of landlords, carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by Law in the Ordinary Course of Business for sums not yet due and payable; and (b) Liens for current taxes not yet due and payable.

"Person" shall include any individual, trust, firm, corporation, limited liability company, partnership, Governmental Authority or other entity or association, whether acting in an individual, fiduciary or any other capacity.

"Personal Property" means all of the machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, spare parts, and other tangible personal property which are owned, used or leased by the Company and used or useful, or intended for use, in the conduct or operations of the Company's business.

"Representative" means, as to any Person, such Person's Affiliates and its and their managers, directors, officers, employees, agents and advisors (including financial advisors, counsel and accountants).

"SEC" means the United States Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Software" means all computer software, including all source code, object code, and documentation related thereto and all software modules, assemblers, applets, compilers, flow charts or diagrams, tools and databases.

"Subsidiary" means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.  Unless the context otherwise requires, any reference to a Subsidiary in this Agreement will mean a Subsidiary of the Company.

"Target Net Working Capital" means an amount equal to zero (0).

"Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, parking, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, natural resources, customs duties, capital stock, franchise, profits, withholding, social security (or similar), payroll, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated tax, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, including such item for which Liability arises from the application of Treasury Regulation 1.1502-6, as a transferee or successor-in-interest, by contract or otherwise, and any Liability assumed or arising as a result of being, having been, or ceasing to be a member of any Affiliated Group (as defined in Section 1504(a) of the Code) (or being included or required to be included in any Tax Return relating thereto) or as a result of any Tax indemnity, Tax sharing, Tax allocation or similar Contract.

"Tax Return" means any return, report, information return, schedule, certificate, statement or other document (including any related or supporting information) filed or required to be filed with a Taxing Authority in connection with any Tax, or, where none is required to be filed with a Taxing Authority, the statement or other document issued by a Taxing Authority in connection with any Tax.

"Taxing Authority" means any Governmental Authority responsible for the imposition or collection of any Tax.

"Trademarks" means all trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate/company names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

"Trade Secrets" means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

"Trading Day" means any day on which shares of Buyer Common Stock are actually traded on the principal securities exchange or securities market on which the shares of Buyer Common Stock are then traded.

"Transaction Expenses" means the aggregate of all fees and expenses payable by any Seller or the Company in connection with the consummation of the transactions contemplated hereby (or incurred in connection with the transactions hereunder) including any of the foregoing payable to legal counsel, accountants, investment bankers, financial advisors, brokers, finders or consultants.

"VWAP" means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., Toronto time, and ending at 4:00:00 p.m., Toronto time, as reported by Bloomberg through its "HP" function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., Toronto time, and ending at 4:00:00 p.m., Toronto time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc.  If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as reasonably determined by reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the Buyer.  All such determinations shall be appropriately adjusted for any share dividend, share split, share combination, recapitalization or other similar transaction during such period.

2. Other Defined Terms.  The following capitalized terms, as used in the Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA.......................	6.4(c)
Adjustment Amount.............	1.5(d)
Agreement...................	Preamble
Arbitration Rules...............	6.4(c)
Bank Account.................	3.24
Basket......................	6.5
Buyer.......................	Preamble
Buyer Closing Statement..........	1.5(a)
Buyer Disclosure Schedules........	ARTICLE IV
Buyer Indemnified Parties.........	6.2
Buyer Material Adverse Effect......	4.1
Closing.....................	2.1
Closing Date..................	2.1
Closing Filing.................	5.3(b)
Closing Press Release............	5.3(b)
Company....................	Preamble
Company Benefit Plan............	3.20(a)
Company Disclosure Schedules......	ARTICLE III
Consultant Agreement............	2.3(vii)
Escrow Agent.................	1.3
Escrow Agreement..............	1.3
Estimated Closing Statement.......	1.4
Estimated Purchase Consideration....	1.4
Federal Securities Laws...........	5.4
Final Statement................	1.5(c)
Final Statement Date.............	1.5(d)
Financial Statements.............	3.7
Indemnification Cap.............	6.5
Indemnitee...................	6.4(a)
Indemnitor...................	6.4(a)
IP Licenses...................	3.13(a)
Leased Premises................	3.12
Leases......................	3.12
Loan.......................	1.2(b)
Loss........................	6.2
Non-Competition Agreement.......	2.2(iii)
Outbound IP License.............	3.13(c)
Personal Property Leases..........	3.11
Purchase Consideration...........	1.2(a)
Purchased Shares...............	1.1
Registered IP..................	3.13(a)
Related Person.................	3.23
Seller Indemnified Parties.........	6.3
Seller Parties..................	Preamble
Seller Representative.............	Preamble

Annex-1

Term	Section
Sellers......................	Preamble
Signing Filing.................	5.3(b)
Signing Press Release............	5.3(b)
Special Reps..................	6.1
Survival Date.................	6.1
Top Customers................	3.25
Top Suppliers.................	3.25
Transfer Taxes.................	5.8(e)

EXHIBIT B

Consultant Agreement